Exhibit 5.4

3883 Howard Hughes Parkway Suite 1100 Las Vegas, NV 89169 702.784.5200 702.784.5252 (Fax) www.swlaw.com	DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY PHOENIX SALT LAKE CITY TUCSON

February 28, 2020

Clear Channel Worldwide Holdings, Inc.

Outdoor Management Services, Inc.

4830 North Loop 1604W, Suite 111

San Antonio, Texas 78249

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Nevada counsel to Clear Channel Worldwide Holdings, Inc., a Nevada corporation (the “Issuer”) and Outdoor Management Services, Inc., a Nevada corporation (the “Guarantor”) in connection with the Issuer’s issuance of $1,901,525,000 in aggregate principal amount of the Issuer’s 9.25% Senior Notes due 2024 (the “Exchange Notes”) and the Guarantor’s proposed guarantee, along with the guarantees of the other guarantors under the Indenture (as defined below), of the Exchange Notes, to be issued by the Issuer, with respect to an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on February 28, 2020, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantor along with other guarantors. The Exchange Notes and the guarantee thereof (the “Guarantee”) will be issued pursuant to the Indenture, dated as of February 12, 2019 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors named therein, including the Guarantor, and U.S. Bank National Association, as trustee.

In connection with this opinion, and as such counsel, we have examined and relied upon, but have not prepared, originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments: (i) the articles of incorporation and by-laws for the Issuer and the Guarantor, (ii) resolutions adopted by unanimous written consent of the board of directors of the Issuer and the Guarantor with respect to the issuance of the Exchange Notes and the Guarantee, respectively, (iii) Certificates of Existence with Status in Good Standing for the Issuer and the Guarantor, issued by the Secretary of State of Nevada on February 18, 2020, (iv) the Registration Statement, and (v) the Indenture.

Clear Channel Worldwide Holdings, Inc.

Outdoor Management Services, Inc.

February 28, 2020

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Guarantor. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantor.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any law except the laws of the State of Nevada and the Nevada case law decided thereunder.

Based upon and subject to the assumptions, qualifications and limitations set forth herein and the further limitations set forth below, we are of the opinion that:

1.	Each of the Issuer and the Guarantor is a corporation duly incorporated, existing and in good standing under the laws of the State of Nevada.

2.	Each of the Issuer and the Guarantor has the corporate power to enter into and perform its obligations under the Indenture, the Exchange Notes and the Guarantee, as applicable.

3.	The Indenture has been duly authorized, executed and delivered by the Issuer and the Guarantor.

4.	The Exchange Notes and the Guarantee have been duly authorized by the Issuer and the Guarantor, respectively.

5.

The execution and delivery of the Indenture by the Issuer and the Guarantor, the execution and delivery of the Exchange Notes by the Issuer, the issuance of the Guarantee by the Guarantor, and the performance by the Issuer and the Guarantor of their respective obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation, bylaws or written consent of directors of the Issuer and the Guarantor, respectively, or (ii) any statute or governmental rule or regulation of the State of Nevada.

Clear Channel Worldwide Holdings, Inc.

Outdoor Management Services, Inc.

February 28, 2020

6.

No consent, waiver, approval, authorization or order of any State of Nevada court or governmental authority of the State of Nevada or any political subdivision thereof is required for the execution and delivery by the Issuer of the Exchange Notes or the issuance by the Guarantor of the Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Nevada be changed by legislative action, judicial decision or otherwise.

Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Snell & Wilmer L.L.P.

SNELL & WILMER L.L.P.